Exhibit 10.18
TERMS AND CONDITIONS

1.)           Agreement & Services
a)           These Terms and Conditions apply to and govern the Agreement entered into between Accountabilities and TSE-PEO ("Tri-State").  This Agreement between Accountabilities and TSE-PEO shall be effective as of the date specified below and executed by Accountabilities and TSE-PEO.

2.)	Definition of Services
TSE-PEO and Accountabilities agree to jointly employ certain employees ("Assigned Employees").  Accountabilities and TSE-PEO agree to undertake employer responsibilities as allocated by this Agreement. TSE-PEO agrees to provide Accountabilities with related services identified in this Agreement. TSE-PEO may, but is not required to, provide additional consulting services to Accountabilities. Such services will be provided only if the parties agree separately in writing.

3.	Term
This Agreement shall remain in force for the Initial Term specified in the Client Service Agreement.  Following the Initial Term, this Agreement shall automatically renew for successive one-year terms.  Following the Initial Term, either party may terminate this Agreement at any time for any reason by giving thirty (30) days written notice to the other party.  Either party may terminate this Agreement immediately on giving written notice to the other upon any material breach by the other party.

4.	Assigned Employees
a)           The initial group of Assigned Employees is detailed on the attached Schedule A. By separate written agreement and with the specific consent of TSE-PEO, the parties may add additional Assigned Employees, reassign or remove Assigned Employees, or modify positions, benefits and pay rates for Assigned Employees.  TSE-PEO does not guarantee or represent that it will be able to fill all employee needs of Accountabilities.

b)           Accountabilities shall not request the removal; discipline or other treatment of an Assigned Employee based on any grounds, which are unlawful under local, state or federal law.  In dealing with the Assigned Employees, Accountabilities shall fully comply with all local, state or federal law relating to equal employment opportunity and nondiscrimination in employment.  TSE-PEO shall not be responsible for any action taken by Accountabilities with respect to the Assigned Employees, unless Accountabilities secures prior written authorization from TSE-PEO’s corporate office for such action.

c)           Accountabilities shall, on TSE-PEO’s request: make available same or fully equivalent employment opportunities to any Assigned Employee eligible for reinstatement following leave under the Family & Medical Leave Act or any comparable law; provide reasonable accommodation under the ADA or any comparable law.  Accountabilities shall bear the sole cost of providing leave, job reinstatement or a reasonable accommodation.

d)           Accountabilities shall give TSE-PEO not less than seventy-(70) days advance written notice of- (a) any temporary or permanent shutdown of any facility, site of employment or employment unit; or (b) any reduction in force  resulting in the layoff of one-third or more of the persons (counting Accountabilities employees, Assigned Employees or both) working at any single facility, site of employment or employment unit of Accountabilities.

e)           Accountabilities shall comply with all provisions of this Article 4 without regard to whether Accountabilities or the Assigned Employees would be subject to the indicated laws in the absence of this Agreement.

Accountabilities Inc.                                                      Initial Here: ___________

5.)           Payroll
During the term of this Agreement, TSE-PEO shall be responsible for payment of wages or other compensation to the Assigned Employees while assigned to Accountabilities.

6.)           Worker’s Compensation
TSE-PEO shall maintain a policy of workers’ compensation insurance intended to cover the Assigned Employees.  Such insurance shall meet the minimum requirements applicable in the State in which the Assigned Employees will be working, as well as a minimum of $1MM per occurrence of Employer’s Liability Coverage.

a)           TSE-PEO shall, at Accountabilities request, provide evidence of the existence of such coverage (i.e., Certificate of Insurance), within 24 hours under most circumstances.  In addition, should Accountabilities require an endorsement to the policy to comply with the stipulations of a contract agreement, TSE-PEO will endeavor to obtain this endorsement in a timely manner.

b)           TSE-PEO is responsible for the processing of all workers’ compensation claims submitted by Accountabilities personnel, including prompt payment of medical bills, drug testing invoices and any other job-related injury or illness invoices, as well as authorization for physical therapy and other physician-requested procedures or programs.

c)           TSE-PEO will, upon receipt of payroll and other documentation from Accountabilities, promptly arrange to extend workers’ compensation insurance coverage to any State not currently listed on the policy in which Accountabilities intends to provide staffing or conduct business; with the exception of monopolistic states.

d)           Upon request of Accountabilities, TSE-PEO will provide current workers’ compensation loss runs, detailing but not limited to, incurred losses and open/closed claims.  In addition, when feasible, but at least annually, TSE-PEO will coordinate a claims review meeting with Accountabilities, and if possible, WAUSAU Insurance Company.

e)           Upon request of Accountabilities, TSE-PEO will attempt to provide workers’ compensation coding and rates within 24 hours.

7.)           Employee Notification

On the termination of this Agreement by any party for any reason: (a) TSE-PEO shall have the right to notify the Assigned Employees that their employment relationship with TSE-PEO has been terminated; and (b) Accountabilities shall immediately notify their Branch Management that this Agreement has been terminated and that the employment Agreement between Accountabilities and TSE-PEO has been terminated

8.)	Supervision of Assigned Employee
a)           TSE-PEO shall not make, and the on-site supervisors are not authorized to make on behalf of TSE-PEO, any business related decisions on behalf of Accountabilities. All business decisions are the sole responsibility of Accountabilities.  Any action taken by an on-site supervisor or by an Assigned Employee that is not taken at the express direction and authorization of TSE-PEO’s  corporate office shall be the sole responsibility of Accountabilities.

b)           Accountabilities retains the exclusive right to direct and control the production of all goods or products and the performance of all services produced by Accountabilities business.  Accountabilities is solely responsible for the quality, adequacy and safety of all goods produced or services performed by the Assigned Employees on Accountabilities behalf.

Accountabilities shall provide all facilities, equipment, training and any other items that may be needed    by the Assigned Employees in the performance of work on behalf of Accountabilities.

Accountabilities Inc.                                                        Initial Here: _______________

9.)           Insurance
a)  Accountabilities shall maintain commercial general liability insurance coverage, including without limitation, products and completed operations coverage, independent contractors protective coverage, contractual liability coverage for this agreement, and broad form property damage, and including coverage for explosion, collapse, and underground property damage hazards applicable to all of Accountabilities operations and job sites. Such insurance shall provide limits not less than one million dollars ($1,000,000.00) per occurrence for injury, including contractual liability and advertising injury and two million dollars ($2,000,000.00) general aggregate for bodily injury, including death resulting there from, personal injury and property damage.  Such policy shall provide coverage for the acts or omissions of the Assigned Employees.

10.)      Employee Hours
Accountabilities shall maintain, and shall provide to TSE-PEO at the end of each pay period, accurate records of actual time worked by each Assigned Employee. Accountabilities assumes full and unconditional responsibility for the accuracy and completeness of the payroll records submitted to TSE-PEO.  Accountabilities warrants that all time cards or other payroll records submitted to TSE-PEO shall be complete and accurate. Accountabilities shall not direct, request or permit the Assigned Employees to work any unreported hours.

11.)           Licenses
Accountabilities bears sole responsibility to ensure compliance with any law or regulation requiring an Assigned Employee to hold a license, to work only under the supervision of a licensed person, or to work only in the employment of an entity holding a license.  Accountabilities shall be solely responsible for verifying that Assigned Employees have any necessary licenses or permits, and for providing any required licensed supervision.

12.)           Independent Contractors, Direct Employees of Client.
a)           If Accountabilities utilizes any independent contractors during the term of this Agreement, Accountabilities shall require each such independent contractor to maintain workers' compensation insurance and general liability insurance.  Accountabilities shall require such independent contractor to provide evidence of insurance.

b)           If Accountabilities employs persons other than Assigned Employees, Accountabilities shall be solely responsible for such employees and shall give written notice to such employees that they are not employees of TSE-PEO.  Accountabilities shall provide TSE-PEO with a copy of such written notices.

13.)           Client Representations.
Accountabilities warrants that all representations made to TSE-PEO in connection with securing TSE-PEO's proposal for service are true and correct to the best of their knowledge.  Accountabilities warrants and represents that it will comply with all local, state and federal laws related to the rights of employees, including laws relating to employment discrimination, workplace safety and wage and hour laws.  Accountabilities shall immediately notify TSE-PEO of any investigation, charge, fine, proceeding or other action by any local, state or federal agency that affects or relates to the Assigned Employees.

14.)           Indemnification
a)           TSE-PEO indemnifies and holds harmless Accountabilities from and against any and all losses, liabilities, claims, suits, demands, damages, injuries, costs, and expenses arising solely out of the negligent or willful failure of any TSE-PEO employee (employed by TSE-PEO at its corporate office) to comply with applicable worker's compensation, payroll tax or withholding tax laws, rules, and regulations.  This indemnity expressly excludes and does not cover claims based on, related to or arising out of any acts, omissions or conduct of any Assigned Employee.

Accountabilities agrees to indemnify, defend and hold harmless TSE-PEO, its affiliates and subsidiaries,   their shareholders, employees, officers, directors, agents, and representatives, from and against all claims, demands, causes of action, suits, liabilities and expenses (including court costs and attorneys fees) of every kind or character.  TSE-PEO shall have the right to select the attorneys by which it will be defended.  All indemnity obligations and liabilities assumed by Accountabilities under this Agreement are without monetary limit and without regard to the cause or causes thereof or the negligence of any party or parties, whether the negligence is sole, joint, comparative, concurrent, active or passive, ordinary or gross.

Accountabilities Inc.                                                      Initial Here: _______________

15.)           Fees.
a)           TSE-PEO will provide Accountabilities with a detailed invoice for all compensation paid to or on behalf of Assigned Employees ("gross wages") at pay rates as listed on the attached Schedule A or as may be mutually agreed upon from time to time by TSE-PEO and Accountabilities.  Gross wages shall include all agreed on wages and compensation for the Assigned Employees, including overtime, vacation, sick leave and holiday pay.
b)           Accountabilities shall pay a service fee expressed as a percentage applied to the sum total of the Gross Wages defined above.  The initial service fee is set forth on Schedule A. The applicable service fee is applied to the gross wages of each Assigned Employee.  Out of the service fees paid by Accountabilities, TSE-PEO shall pay from its own account all payroll taxes attributable to the Assigned Employees.

16.)	General Terms.
a)           This Agreement (including the Client Service Agreement, these Terms and Conditions, and any attached or related schedules) is the entire agreement and supersedes any previous agreement, understanding or representations between Accountabilities and TSE-PEO with respect to the subject matter. This Agreement may not be modified in any way except by a single written agreement signed by both parties.
b)           The provisions of this Agreement shall be binding upon the parties and their respective agents, employees, directors, officers, shareholders, heirs, executors, administrators, legal representatives, successors and assigns.  There are no intended third party beneficiaries of this Agreement.  Assigned Employees are not third party beneficiaries of this Agreement and shall have no right to enforce this Agreement.
c)           In the event that this Agreement, or any portion thereof, is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby.
d)           The headings in this Agreement are intended for convenience or reference and shall not affect its interpretation.
e)           The failure of either party to insist upon strict performance of any of the provisions of this Agreement shall in no way constitute a waiver of any of its rights as set forth herein, at law or equity, or a waiver by either party of any other provision or subsequent default by the other in the performance of or compliance with any of the terms and conditions set forth herein.
f)           This Agreement shall not be transferred or assigned without the written consent of both parties, except that TSE-PEO may transfer this Agreement to a TSE-PEO affiliate or subsidiary with prior written notice to Accountabilities.
g)           If legal actions or other proceedings, including arbitration proceedings, are brought for the enforcement of this Agreement or because of an alleged breach, default or misrepresentation in connection with the provisions hereof, the prevailing party shall be entitled to recover its reasonable and necessary attorney's fees and other costs incurred in such action or proceeding from the unsuccessful party, in addition to any other relief to which it may be entitled.
h)           Accountabilities warrants that it is presently not in bankruptcy and neither has any intention of filing for bankruptcy protection nor any reason to believe that it will need to seek bankruptcy protection.  This agreement shall be interpreted so as to comply with all applicable laws and shall be amended, if necessary as required by any such governmental agency or bankruptcy court.

17.)	Governing Law; Notices; Limitations; Waiver of Jury
a)           This Agreement shall be binding, governed by, and construed and enforced under the Federal Arbitration Act and the laws of _______ and of the United States, excluding those laws of _______ related to conflict of laws.
b)           To be effective, any notice given under this Agreement must be in writing and shall be effective when received.  Notice shall be given to the address given in this Agreement.

Accountabilities Inc.                                                      Initial Here: ___________

18.)	Arbitration
a)           All disputes arising between TSE-PEO and Accountabilities, or their respective agents, employees, directors, officers, shareholders, heirs, executors, administrators, legal representatives, successors and assigns, shall be resolved exclusively through final and binding arbitration pursuant to the Federal Arbitration Act and administered by the American Arbitration Association under its Commercial Arbitration Rules.  A demand for arbitration shall be filed with the American Arbitration Association within the applicable statute of limitations.  A copy of the demand for arbitration shall be simultaneously served on the respondent.  Judgment on the award may be entered in any court with jurisdiction.  The arbitrator shall be bound by the substantive law of the State of  ________ and of the United States, other than conflicts of law rules, which shall not apply.
b)	The parties waive trial by jury in any action, claim, and counter claim or proceeding.

TSE-PEO	ACCOUNTABILITIES, INC.
/s/ John P. Messina	/s/ Allan Hartley
Name: John P. Messina	Name: Allan Hartley
Title: E.V.P.	Title: President
Date: 8/1/06	Date: 7/14/06